Exhibit 5.1

September 8, 2017
Pure Storage, Inc.
650 Castro Street, Suite 400
Mountain View, California 94041
Ladies and Gentlemen:
We have acted as counsel to Pure Storage, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 12,261,821 shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”), comprised of (a) 10,218,184 shares of Class A Common Stock (the “EIP Shares”) pursuant to the Company’s 2015 Equity Incentive Plan and (b) 2,043,637 shares of Class A Common Stock (together with the EIP Shares, the “Shares”) issuable pursuant to the Company’s 2015 Employee Stock Purchase Plan (together with the 2015 Equity Incentive Plan, the “Plans”).
In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Plans and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,
By:/s/ Seth J. Gottlieb
Seth J. Gottlieb